Exhibit 99.1

ALPHA PRO TECH, LTD. ANNOUNCES THIRD QUARTER 2023

FINANCIAL RESULTS

Overall sales increased by 9.0% to $16.1 million compared to $14.7 million  for the third quarter of 2022

Net income for the quarter ended September 30, 2023 was $1.4 million, compared to net income of $503,000 for the same period of 2022, an increase of $927,000, or 184.3%

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	HIR Holdings
Donna Millar	Cameron Donahue
905-479-0654	651-707-3532
e-mail: ir@alphaprotech.com	e-mail: cameron@hirholdings.com

●	Net sales for the third quarter of 2023 were $16.1 million, up 9.0%, compared to $14.7 million for the third quarter of 2022
o	Building Supply segment sales increased by $1.8 million or 19.2%, to a record $11.4 million, compared to $9.6 million for the three months ended September 30, 2022
o	Disposable Protective Apparel segment sales decreased 10.0%, to $4.6 million, compared to $5.1 million for the three months ended September 30, 2022
●	Net income for the third quarter of 2023 was $1.4 million, or $0.12 per basic and diluted share, compared to $503,000, or $0.04 per basic and diluted share, for the third quarter of 2022
●	Cash of $18.2 million and working capital of $50.7 million with no debt, as of September 30, 2023

Nogales, Arizona – November 7, 2023 – Alpha Pro Tech, Ltd. (NYSE American: APT), a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, today announced financial results for the three and nine month period ended September 30, 2023.

Lloyd Hoffman, President and Chief Executive Officer of Alpha Pro Tech, commented, “The housewrap market continues to be soft, as housing starts in the third quarter of 2023 in the United States decreased by 6.0% compared to the same period a year ago. Sales of our housewrap and accessories, which increased by 25.7% in the third quarter of 2023 over the prior-year quarter, continue to significantly outperform the market through market diversification, product development and sales team expansion. Sales of our REX Wrap® and REX Wrap Plus®, our entry-level housewrap products, were up 16.9% over the prior-year quarter, despite the major decrease in housing starts, as we have continued to form relationships with additional dealers across the country.

Management is encouraged by our growth opportunities with REX™ Wrap Fortis, our premium housewrap line, as we continue to make inroads into the multi-family and commercial construction sector, evidenced by an increase of 24.8% in sales for this product in the third quarter of 2023. We also experienced a 256% increase in sales of housewrap accessories, REXTREME Window and Door Flashing and REX™ Premium Seam Tape, in the third quarter of 2023 over the prior-year quarter. Management expects that we will continue to see positive trends relative to the industry for both our entry level and premium housewrap and housewrap accessories product lines.

Synthetic roof underlayment continues to outperform the market and we should see an increase in sales as excess inventory is alleviated at the dealer and distribution level. Management is excited about our launch of a new line of self-adhered roofing products in late 2023 or early 2024, which should result in revenue growth within our current customer base and allow for expansion into new markets and business segments. We continue to work closely with our customers to develop new products that increase safety and productivity. Overall, management expects additional growth in the building supply segment. While housing starts may be trending down nationally, we have continually grown market share. We will build on our success within the multi-family and commercial segment and the single-family segment.”

“Sales of disposable protective garments in the third quarter of 2023 were up 5.1% as our channel partners and our end customers are continuing to work through their inventory. In addition, our sales have been positively affected as we can now meet face-to-face with our distribution partners and end-customers, something we have not been able to do since 2020. Face mask and face shield sales are still suffering from the COVID-19 residual excess inventories at the distributor level,” added Hoffman.

Net Sales

Three months ended September 30, 2023 compared to three months ended September 30, 2022

Consolidated sales for the quarter ended September 30, 2023 increased to $16.1 million, from $14.7 million for the quarter ended September 30, 2022, representing an increase of $1.4 million, or 9.0%. This increase consisted of increased sales in the Building Supply segment of $1.8 million, partially offset by decreased sales in the Disposable Protective Apparel segment of $514,000.

Building Supply segment sales for the quarter ended September 30, 2023 increased by $1.8 million, or 19.2%, to a record sales quarter of $11.4 million, compared to $9.6 million for the quarter ended September 30, 2022. The 19.2% increase is comprised of a 25.7% increase in housewrap sales and a 164.5% increase in other woven material sales, partially offset by a 4.5% decrease in synthetic roof underlayment sales.

The sales mix of the Building Supply segment for the quarter ended September 30, 2023 was approximately 43% for synthetic roof underlayment, 43% for housewrap and 14% for other woven material. That is compared to approximately 53% for synthetic roof underlayment, 41% for housewrap and 6% for other woven material for the quarter ended September 30, 2022.

Other woven material sales increased in the third quarter of 2023 compared to the same period of 2022 by 164.5%, primarily due to increased sales to our major customer. We do not expect other woven material to be a growth driver in the remainder of 2023, as these products only represent approximately 12% of the Building Supply segment sales.

Disposable Protective Apparel segment sales for the quarter ended September 30, 2023 decreased by $514,000, or 10.0%, to $4.6 million, compared to $5.1 million for the same period of 2022. This segment experienced an increase of 5.1% in sales of disposable protective garments, offset by a 60.6% decrease in sales of face masks and a 73.8% decrease in sales of face shields.

The sales mix of the Disposable Protective Apparel segment for the quarter ended September 30, 2023 was approximately 91% for disposable protective garments, 7% for face masks and 2% for face shields. This sales mix is compared to approximately 78% for disposable protective garments, 15% for face masks and 7% for face shields for the quarter ended September 30, 2022.

Nine months ended September 30, 2023 compared to nine months ended September 30, 2022

Consolidated sales for the nine months ended September 30, 2023 decreased to $46.0 million from $49.8 million for the nine months ended September 30, 2022, representing a decrease of $3.8 million, or 7.6%. This decrease consisted of decreased sales in the Building Supply segment of $41,000 and decreased sales in the Disposable Protective Apparel Segment of $3.7 million.

Building Supply segment sales for the nine months ended September 30, 2023 decreased by $41,000, or 0.1%, to $30.6 million, compared to $30.7 million for the same period of 2022. Sales of housewrap increased by 12.2%, despite a 12.6% decline in housing starts compared to the same period a year ago. Sales of other woven material increased by 1.4% compared to the same period of 2022.

The sales mix of the Building Supply segment for the nine months ended September 30, 2023 was 42% for synthetic roof underlayment, 46% for housewrap and 12% for other woven material. This compared to 47% for synthetic roof underlayment, 41% for housewrap and 12% for other woven material for the nine months ended September 30, 2022.

Disposable Protective Apparel segment sales for the nine months ended September 30, 2023 decreased by $3.7 million, or 19.6%, to $15.4 million, compared to $19.1 million for the same period of 2022. This segment decrease was due to a 71.5% decrease in sales of face masks and an 81.2% decrease in sales of face shields, partially offset by a 7.7% increase in sales of disposable protective garments. Face mask and face shield sales continue to be affected by excess inventories at the distributor level and in the marketplace.

The sales mix of the Disposable Protective Apparel segment for the nine months ended September 30, 2023 was 90% for disposable protective garments, 7% for face masks and 3% for face shields. This sales mix is compared to 67% for disposable protective garments, 21% for face masks and 12% for face shields for the nine months ended September 30, 2022.

Gross Profit

Gross profit increased by $1.2 million, or 25.3%, to $6.0 million for the quarter ended September 30, 2023, from $4.8 million for the quarter ended September 30, 2022. The gross profit margin was 37.6% for the quarter ended September 30, 2023, compared to 32.7% for the quarter ended September 30, 2022.

Gross profit increased by $251,000, or 1.5%, to $17.1 million for the nine months ended September 30, 2023, from $16.9 million for the same period of 2022. The gross profit margin was 37.3% for the nine months ended September 30, 2023, compared to 33.9% for the same period of 2022.

The gross profit margin in 2023 has been positively affected by ocean freight rates which have come down since the latter part of 2022. Management expects the gross profit margin to be in a similar range throughout the balance of 2023, although the sales mix could affect gross margin.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased by $417,000, or 10.5%, to $4.4 million for the quarter ended September 30, 2023, from $4.0 million for the quarter ended September 30, 2022. As a percentage of net sales, selling, general and administrative expenses increased to 27.3% for the quarter ended September 30, 2023, from 27.0% for the same period of 2022.

Selling, general and administrative expenses increased by $934,000, or 7.6%, to $13.3 million for the nine months ended September 30, 2023, from $12.3 million for the nine months ended September 30, 2022. As a percentage of net sales, selling, general and administrative expenses increased to 28.9% for the nine months ended September 30, 2023, up from 24.8% for the same period of 2022.

Income from Operations

Income from operations increased by $776,000, or 119.9%, to $1.4 million for the quarter ended September 30, 2023, compared to $647,000 for the quarter ended September 30, 2022. The increased income from operations was primarily due to an increase in gross profit of $1.2 million, partially offset by an increase in selling, general and administrative expenses of $417,000 and an increase in depreciation and amortization expense of $24,000. Income from operations as a percentage of net sales for the quarter ended September 30, 2023 was 8.9%, compared to 4.4% for the same period of 2022.

Income from operations decreased by $729,000, or 18.7%, to $3.2 million for the nine months ended September 30, 2023, compared to $3.9 million for the same period of 2022. The decreased income from operations was primarily due to an increase in selling, general and administrative expenses of $934,000 and an increase in depreciation and amortization expense of $46,000, partially offset by an increase in gross profit of $251,000. Income from operations as a percentage of net sales for the nine months ended September 30, 2023 was 6.9%, compared to 7.8% for the same period of 2022.

Other Income

Other income increased by $387,000, to $402,000 for the quarter ended September 30, 2023, compared to $15,000 for the same period of 2022. The increase was primarily due to an increase in equity in income of unconsolidated affiliate of $193,000 and an increase in interest income of $194,000.

Other income increased by $1.3 million, to $941,000 for the nine months ended September 30, 2023, from a loss of $364,000 for the same period of 2022. The increase was primarily due to an increase in equity in income of unconsolidated affiliate of $305,000 and an increase in interest income of $510,000. In addition, there was a loss on fixed assets of $490,000 during the same period of 2022.

Net Income

Net income for the quarter ended September 30, 2023 was $1.4 million, compared to net income of $503,000 for the same period of 2022, representing an increase of $927,000, or 184.3%. The net income increase between the third quarters of 2023 and 2022 was due to an increase in income before provision for income taxes of $1.2 million, partially offset by an increase in provision for income taxes of $236,000. Net income as a percentage of net sales for the quarter ended September 30, 2023 was 8.9%, and net income as a percentage of net sales for the same period of 2022 was 3.4%. Basic and diluted earnings per common share for the quarter ended September 30, 2023 and 2022 were $0.12 and $0.04, respectively.

Net income for the nine months ended September 30, 2023 was $3.1 million, compared to net income of $2.7 million for the same period of 2022, representing an increase of $410,000, or 15.1%. The net income increase comparing the 2023 and 2022 periods was due to an increase in income before provision for income taxes of $576,000, partially offset by an increase in provision for income taxes of $166,000. Net income as a percentage of net sales for the nine months ended September 30, 2023 was 6.8%, and net income as a percentage of net sales for the same period of 2022 was 5.5%. Basic and diluted earnings per common share for the nine months ended September 30, 2023 and 2022 were $0.26 and $0.21, respectively.

Balance Sheet

As of September 30, 2023, the Company had cash and cash equivalents of $18.2 million compared to $16.3 million as of December 31, 2022. The increase in cash from December 31, 2022, was due to cash provided by operating activities of $4.9 million partially offset by cash used in investing activities of $487,000 and cash used in financing activities of $2.6 million. Working capital totaled $50.7 million and the Company’s current ratio was 27:1, as of September 30, 2023 compared to a current ratio of 22:1 as of December 31, 2022.

Inventory decreased by $2.9 million, or 11.8%, to $21.5 million as of September 30, 2023, from $24.4 million as of December 31, 2022. The decrease was due to a decrease in inventory for the Disposable Protective Apparel segment of $516,000, or 3.6%, to $13.9 million and a decrease in inventory for the Building Supply segment of $2.4 million or 23.5%, to $7.6 million.

Colleen McDonald, Chief Financial Officer, commented, “During the nine months ended September 30, 2023, we repurchased 724,110 shares of common stock at a cost of $3.0 million. As of September 30, 2023, we had repurchased a total of 20.4 million shares of common stock at a cost of approximately $49.3 million through our repurchase program. We retire all stock upon repurchase. Future repurchases are expected to be funded from cash on hand and cash flows from operating activities. As of September 30, 2023, we had $1.2 million available for additional stock purchases under our stock repurchase program.”

The Company currently has no outstanding debt and believes that the current cash balance and expected cash flow from operations will be sufficient to satisfy projected working capital needs and planned capital expenditures for the foreseeable future.

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. is the parent company of Alpha Pro Tech, Inc. and Alpha ProTech Engineered Products, Inc. Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets. Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech’s website at http://www.alphaprotech.com.

Certain statements made in this press release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that may predict, forecast, indicate or imply future results, performance or achievements instead of historical facts and may be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potentially,” “may,” “continue,” “should,” “will” and words of similar meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, expectations regarding order volume, timing of fulfillment of orders, production capacity and our plans to ramp up production and expand capacity, product demand, availability of raw materials and supply chain access, margins, costs, expenditures, cash flows, sources of capital, growth rates and future financial and operating results are forward-looking statements. We caution investors that any such forward-looking statements are only estimates based on current information and involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. We cannot give assurances that any such statements will prove to be correct. Factors that could cause actual results to differ materially from those estimated by us include the risks, uncertainties and assumptions described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. Specifically, these factors include, but are not limited to, our exposure to foreign currency exchange risks related to our unconsolidated affiliate operations in India; potential failure to remediate the material weakness in our internal controls; our partnership with a joint venture partner; the effects of the COVID-19 pandemic on our business and operations, the business and operations of those within our supply chain and global economic conditions generally; changes in order volume by our customers; the inability of our suppliers and contractors to meet our requirements; potential challenges related to international manufacturing; the inability to protect our intellectual property; competition in our industry; customer preferences; the timing and market acceptance of new product offerings; changes in global economic conditions; security breaches or disruptions to the information technology infrastructure; risks related to climate change and natural disasters or other events beyond our control; the impact of legal and regulatory proceedings or compliance challenges; and volatility in our common stock price and our investments. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release. Given these uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

-- Tables follow --

Condensed Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
	2023	2022 (1)
Assets
Current assets:
Cash and cash equivalents	$18,163,000	$16,290,000
Accounts receivable, net of allowance for doubtful accounts of $35,000 as of September 30, 2023 and $45,000 as of December 31, 2022	7,448,000	5,382,000
Accounts receivable, related party	992,000	1,591,000
Inventories	21,526,000	24,397,000
Prepaid expenses	4,558,000	4,902,000
Total current assets	52,687,000	52,562,000

Property and equipment, net	5,543,000	5,742,000
Goodwill	55,000	55,000
Definite-lived intangible assets, net	-	1,000
Right-of-use assets	1,210,000	1,725,000
Equity investment in unconsolidated affiliate	5,116,000	4,718,000
Total assets	$64,611,000	$64,803,000

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$320,000	$674,000
Accrued liabilities	885,000	833,000
Lease liabilities	777,000	899,000
Total current liabilities	1,982,000	2,406,000

Lease liabilities, net of current portion	474,000	875,000
Deferred income tax liabilities, net	764,000	764,000
Total liabilities	3,220,000	4,045,000
Commitments and contingincies
Shareholders' equity:
Common stock, $.01 par value: 50,000,000 shares authorized; 11,636,446 and 12,226,306 shares outstanding as of September 30, 2023 and December 31, 2022, respectively	117,000	123,000
Retained earnings	62,757,000	62,124,000
Accumulated other comprehensive loss	(1,483,000)	(1,489,000)
Total shareholders' equity	61,391,000	60,758,000
Total liabilities and shareholders' equity	$64,611,000	$64,803,000

(1) The condensed consolidated balance sheet as of December 31, 2022, has been prepared using information from the audited consolidated balance sheet as of that date.

Condensed Consolidated Statements of Comprehensive Income (Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022

Net sales	$16,053,000	$14,722,000	$45,967,000	$49,756,000

Cost of goods sold, excluding depreciation and amortization	10,018,000	9,904,000	28,844,000	32,884,000
Gross profit	6,035,000	4,818,000	17,123,000	16,872,000

Operating expenses:
Selling, general and administrative	4,387,000	3,970,000	13,275,000	12,341,000
Depreciation and amortization	225,000	201,000	687,000	641,000
Total operating expenses	4,612,000	4,171,000	13,962,000	12,982,000

Income from operations	1,423,000	647,000	3,161,000	3,890,000

Other income (loss):
Loss on fixed assets	-	-	-	(490,000)
Equity in income (loss) of unconsolidated affiliate	180,000	(13,000)	392,000	87,000
Interest income, net	222,000	28,000	549,000	39,000
Total other income (loss)	402,000	15,000	941,000	(364,000)

Income before provision for income taxes	1,825,000	662,000	4,102,000	3,526,000

Provision for income taxes	395,000	159,000	974,000	808,000

Net income	$1,430,000	$503,000	$3,128,000	$2,718,000

Basic earnings per common share	$0.12	$0.04	$0.26	$0.21

Diluted earnings per common share	$0.12	$0.04	$0.26	$0.21

Basic weighted average common shares outstanding	11,781,071	12,615,187	11,974,336	12,834,505

Diluted weighted average common shares outstanding	11,781,071	12,688,381	11,974,336	12,909,870

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